Exhibit 99.1 – Press Release

CALIBRUS, INC. AND FANATIC FANS REWARD-BASED APP,
ANNOUNCES PARTNERSHIP
WITH GRAND CANYON UNIVERSITY

Grand Canyon University Joins Geo-Location Based Smartphone Application to Expand Valley Presence,
Welcome Fans to New Arena

TEMPE September 12, 2011 – Fanatic Fans, a sub-development of Calibrus, Inc., a company specializing in social media, mobile applications as well as third party verification services (TPV) announced today the apps partnership with Grand Canyon University.  The location-based app will allow the university to increase awareness and traffic to the on-campus live events taking place at the new GCU Arena and engage with their fan base.

Through check-in functionality similar to Four Square, users are able to digitally engage with one another and share the experience of a live performance or sporting event through this unique portal. Through the GPS technology employed by Fanatic Fans, the app is able to detect a user’s location and offer him or her specific discounts based on their event preferences, attendance and location. Fanatic Fans users will earn “Fan Rewards” discounts simply by taking part in the app.

Under the terms of the partnership, Grand Canyon University will encourage students and event attendees to engage with Fanatic Fans before and during live events utilizing its social media pages, email notifications and unique in-game promotions and contests. Calibrus, Inc. through Fanatic Fans will provide upcoming event calendars for Grand Canyon University live events, participation in various promotions and contests, event ticket sales and advertising for sponsors.

“We are very excited to have Grand Canyon University as a partner promoting and offering Fanatic Fans to their students,” said Jeff Holmes, Calibrus, Inc. CEO. “We believe our partnership will be mutually beneficial and the Grand Canyon University fandom will be rewarded.”

Fanatic Fans is a free app and can be downloaded from the iTunes store, Android Market or online at FanaticFans.com.

ABOUT CALIBRUS

Calibrus, Inc. (OTC Bulletin Board: CALB.ob - News) develops products and services in social media, mobile applications, third party verification, hosted call recording and IVR services.  In addition to Fanatic Fans mobile app and FanaticFans.com website, Calibrus operates JabberMonkey.com, a premier site for expressing and gathering public opinion on a global scale. For more information on Calibrus visit www.calibrus.com.

ABOUT GRAND CANYON UNIVERSITY
Grand Canyon University was founded in 1949 and is Arizona’s premier private Christian university. GCU is regionally accredited and emphasizes individual attention for both traditional undergraduate students and the working professional in six colleges: the Ken Blanchard College of Business, the College of Education, the College of Nursing, the College of Arts and Sciences, the College of Fine Arts and Production, and the College of Doctoral Studies. GCU offers traditional programs on its growing campus, as well as online bachelor’s, master’s and doctoral degree programs. The University’s curriculum fuses academic and clinical rigor with Christian values to prepare its students to be skilled, caring professionals. For more information about GCU, visit www.gcu.edu.

Contact: Kevin Asher, phone 602.778.7516, kasher@calibrus.com